As filed with the Securities and Exchange Commission on February 9, 2001
                                                                Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                      Pollution Research and Control Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                   California
          ------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   95-2746949
                       ----------------------------------
                      (I.R.S. Employer Identification No.)

                  506 Paula Avenue, Glendale, California 91201
                                 (818) 247-7601
        -----------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Albert E. Gosselin, Jr.
                  506 Paula Avenue, Glendale, California 91201
                                 (818) 247-7601
  -----------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all correspondence to:

                               PATRICIA CUDD, ESQ.
                                Cudd & Associates
                        1120 Lincoln Street, Suite #1507
                             Denver, Colorado 80203
                            Telephone: (303) 861-7273

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]





                                                 CALCULATION OF REGISTRATION FEE
===============================================================================================================================

                                                                   Proposed
            Title of Each                                           Maximum          Proposed Maximum          Amount of
         Class of Securities                 Amount to           Offering Price     Aggregate Offering       Registration
           To be Registered                Be Registered          Per Share (1)         Price (1)                Fee

--------------------------------------- --------------------- --------------------- --------------------- ---------------------
Common    Stock,    no   par    value,        924,370                $1.31             $1,210,925               $302.73
underlying debentures (2)
--------------------------------------- --------------------- --------------------- --------------------- ---------------------
Common Stock, no par value                    750,000                $1.31               $982,500               $245.63
--------------------------------------- --------------------- --------------------- --------------------- ---------------------
Common    Stock,    no   par    value,        618,000                $1.31               $809,580               $202.40
underlying warrants (3)
--------------------------------------- --------------------- --------------------- --------------------- ---------------------
Common    Stock,    no   par    value,        115,000                $1.31               $150,650                $37.66
underlying options (4)
--------------------------------------- --------------------- --------------------- --------------------- ---------------------
TOTAL                                       2,407,370                $1.31             $3,153,655               $788.42
--------------------------------------- --------------------- --------------------- --------------------- ---------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(c), based upon 924,370 shares of common stock underlying debentures, 750,000 shares of common stock being offered by selling shareholders, 618,000 shares of common stock underlying warrants and 115,000 shares of common stock underlying options, and the average of the high and low sales prices of the common stock on the NASDAQ
     SmallCap Market System on January 30, 2001, of $1.31.

(2) Represents the shares of common stock underlying the outstanding $500,000 face amount 18% Subordinated Convertible Debenture Due December 31, 2001, and the outstanding $500,000 face amount 12% Subordinated Convertible
     Debenture Due February 23, 2001. Pursuant to Rule 416, the number of shares of common stock issuable upon conversion of the debentures is subject to adjustment in accordance with the anti-dilution provisions of the debentures.

(3) Represents the shares of common stock underlying warrants exercisable at exercise prices ranging from $1.50 to $5.00 per share on or prior to their various expiration dates commencing on June 1, 2002, through July 17, 2005.
     Pursuant to Rule 416, the number of shares of common stock issuable upon exercise of the warrants is subject to adjustment in accordance with the anti-dilution provisions of the warrants.

                                       2

(4) Represents the shares of common stock underlying options exercisable at exercise prices of $.875 or $2.25 per share on or prior to their expiration dates on June 6 or December 21, 2003. Pursuant to Rule 416, the number of shares of common stock issuable upon exercise of the options is subject to adjustment in accordance with the anti-dilution provisions of the options.

                                 --------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      DOCUMENTS INCORPORATED BY REFERENCE:

Certain exhibits to this Registration Statement on Form S-3 as set forth in the
Exhibit Index located at page 34.

SUBJECT TO COMPLETION

                                   PROSPECTUS
                        2,563,640 Shares of Common Stock

                      POLLUTION RESEARCH AND CONTROL CORP.

                                 --------------

     This Prospectus relates to an aggregate of 2,407,370 shares of common stock of Pollution Research and Control Corp. ("PRCC"), including 924,370 shares of common stock underlying outstanding debentures that may be issued upon conversion by the holders of the debentures on or prior to their maturity dates on February 23 or December 31, 2001, 618,000 shares of common stock underlying outstanding warrants that may be issued upon exercise by the holders of all of the warrants on or prior to their various expiration dates commencing on June 1, 2002, through July 17, 2005, and 115,000 shares of common stock underlying outstanding options that may be issued upon exercise by the holders of the options on or prior to their expiration dates on June 6 or December 21, 2003. The debenture holders who convert the debentures into a total of 924,370 shares of common stock, the shareholders of a total of 750,000 shares of common stock and the warrant and option holders who exercise the warrants and options to purchase an aggregate of 733,000 shares of common stock, being offered by this prospectus are hereinafter collectively referred to as the "Selling Security Holders." Information regarding the Selling Security Holders is set forth in this prospectus under "Selling Security Holders."

     Of the 924,370 shares of common stock underlying outstanding debentures, 476,191 shares of common stock may be issued upon the conversion by the holder of the outstanding $500,000 face amount 18% Subordinated Convertible Debenture Due December 31, 2001, and 448,179 shares of common stock may be issued upon the conversion by the holder of the outstanding $500,000 face amount 12% Subordinated Convertible Debenture Due February 23, 2001. We issued the $500,000 face amount 18% Subordinated Convertible Debenture Due December 31, 2001, and the $500,000 face amount 12% Subordinated Convertible Debenture Due February 23, 2001, on May 19, 1999, and February 16, 2000, respectively. Each debenture is convertible in denominations of $50,000. The $500,000 face amount 18% Subordinated Convertible Debenture Due December 31, 2001, is convertible at the conversion price per each share of the lesser of $2.25 or 80% of the market price of the common stock on the conversion date. The conversion price per share of common stock of the $500,000 face amount 12% Subordinated Convertible Debenture Due February 23, 2001, is the lesser of $2.00 or 85% of the market price of the common stock on the conversion date. Information regarding the debenture holders and the circumstances under which they may convert their respective debentures into the underlying shares of common stock, is set forth in this prospectus under "Description of Securities - Common Stock That May Be Offered by the Debenture Holders."

     Of the 750,000 shares of common stock being offered by selling shareholders, 700,000 shares, and 50,000 shares, of common stock were issued on January 4, 2001, and December 22, 2000, respectively. Of the 618,000 shares of common stock underlying outstanding warrants, 320,000 shares of common stock may be issued upon the exercise by the holders of three outstanding warrants exercisable at exercise prices of $2.25 or $4.50 per share on or prior to February 23, 2003; 100,000 shares of common stock are issuable upon the exercise by the holder of an outstanding warrant exercisable on or prior to June 6, 2003, at an exercise price of $5.00 per share; 75,000 shares may be issued upon the exercise by the holder of an outstanding warrant exercisable on or prior to June 1, 2002, at an exercise price of $1.50 per share; 63,000 shares of common stock are issuable upon the exercise by the holders of three outstanding warrants exercisable at an exercise price of $2.25 per share on or prior to September 1, 2002; and 60,000 shares may be issued upon the exercise by the holder of an outstanding warrant exercisable at an exercise price of $2.2875 per share on or prior to July 17, 2005. We issued the warrants that expire on June 1 and September 1, 2002, and June 6 and February 23, 2003, three years prior on June 1 and September 1, 1999, and June 6 and February 23, 2000, respectively, and the warrant that expires on July 17, 2005, five years prior on July 18, 2000.

     Of the 115,000 shares of common stock underlying outstanding options, 100,000 shares of common stock may be issued upon the exercise by the holder of an outstanding option exercisable at an exercise price of $.875 per share on or prior to December 21, 2003, and 15,000 shares are issuable upon the exercise by the holder of an outstanding option exercisable on or prior to June 6, 2003, at an exercise price of $2.25 per share. We issued the options that expire on June 6 and December 21, 2003, three years prior on June 6 and December 22, 2000. Information regarding the selling shareholders and the warrant and option holders and the circumstances under which the warrant holders and the option holders may exercise their respective warrants or options so as to acquire the underlying shares of common stock, is set forth herein under "Description of Securities - Selling Shareholders," "- Common Stock That May Be Offered by the Warrant Holders" and "- Common Stock That May Be Offered by the Option Holders."

     The debenture holders who convert their debentures into the underlying shares of common stock, the shareholders of 750,000 shares of common stock and the warrant and the option holders who exercise their warrants or options so as to acquire the underlying shares of common stock (collectively, the "Selling Shareholders"), or pledgees, donees, transferees or other successors to the Selling Shareholders, may offer and sell the shares of common stock from time to time in each case in open market transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at prices then prevailing on the NASDAQ SmallCap Market System at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required at the time of a particular offer of common stock by the Selling Shareholders, a supplement to this Prospectus will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for shares of common stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed to dealers, including the proposed selling price to the public.

     The Selling Shareholders reserve the sole right to accept and, together with any agent of the Selling Shareholders, to reject in whole or in part any proposed purchase of the shares of common stock. The Selling Shareholders will pay any sales commissions or other seller's compensation applicable to such transactions. The Selling Shareholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act of 1933 and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act of 1933. (See "Plan of Distribution.") This prospectus also covers such additional shares of common stock as may be issuable to the Selling Shareholders in the event of a stock dividend, stock split, recapitalization or other similar change in the common stock.

     We will not receive any of the proceeds from the sale of the shares of common stock by the Selling Shareholders. Prior to the sale of common stock, however, we will have received up to a maximum of $2,182,750 ($.875 to $5.00 per share) in cash from the exercise of the warrants and the options. If all of the warrants and the options are exercised on or prior to their respective expiration dates on June 1, 2002, through July 17, 2005, we would receive gross proceeds aggregating $2,061,500 and $121,250, respectively, in cash.

     We have agreed to pay all costs of the registration of the shares of common stock underlying the debentures, the warrants and the options and otherwise being offered by the Selling Shareholders. Such costs, fees and disbursements are estimated to be approximately $35,100.

     SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES OF COMMON STOCK.

     Our common stock is traded over-the-counter and is quoted on the NASDAQ National Market System under the symbol "PRCC." On January 30, 2001, the last sale price of the common stock on the NASDAQ National Market System was $1.38.

                                 --------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                The date of this Prospectus is February __, 2001.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information...................................................     7
Incorporation of Certain Documents by Reference.........................     7
The Company.............................................................     8
The Offering............................................................     9
Use of Proceeds.........................................................    10
Risk Factors............................................................    10
Plan of Distribution....................................................    16
Market Information......................................................    17
Selling Security Holders................................................    17
Description of Securities...............................................    20
Legal Matters...........................................................    23
Experts.................................................................    24


                              AVAILABLE INFORMATION

     We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information that we file with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048, and on the Commission's web site at www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the prospectus.

     We have filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act of 1933 with respect to the shares of common stock underlying the debentures, the warrants and the options, and otherwise offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and our Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2000, which were previously filed with the Commission (File No. 0-14266), are incorporated by reference in this prospectus and the registration statement of which it is a part.

     All documents that we filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the shares of common stock, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and the registration statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

     We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon the written or verbal request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests should be addressed to: Secretary, Pollution Research and Control Corp., 506 Paula Avenue, Glendale, California 91201; telephone number (818) 247-7601.


                                   THE COMPANY

     We have been engaged in the business of, primarily, designing, manufacturing and marketing electronic analytical instruments used to detect and measure various types of air pollution, such as "acid rain," "ozone depletion" and "smog episodes" through our wholly-owned subsidiary, Dasibi Environmental Corp. ("Dasibi"), for the past approximately twenty-eight years. Although we are the smallest competitor in the marketplace, management believes that we have the most complete "in-house" line of instrumentation. Our products are generally used to measure air pollution levels in geographic areas that range in size from small industrial sites to entire states or countries. We also supply computer-controlled calibration systems that verify the accuracy of our instruments, data loggers to collect and manage pollutant information and final reporting software for remote centralized applications. At the core of this instrumentation are three software systems, including a data logger system that permits the analysis of air samples at remote locations, a central station system that allows the compilation of data at a central site and a predictive pollutant monitoring model, which is currently under development and which management believes is useful for predicting future levels of pollutants across a geographic area. Our instruments have been sold to over 300 customers worldwide, including industrial manufacturers; federal, state, city, local and foreign governmental agencies; major industrial companies; and educational and research institutions in over thirty countries. These customers use our products principally for environmental protection compliance programs. Dasibi has an installed base of equipment in over thirty countries.

     Since 1993, we have experienced intense price competition in our core business of air pollutant monitoring systems that has reduced both sales and operating margins. In response to these factors, we acquired two companies outside our core business, each of which businesses has been discontinued. Since January 1998, we have explored additional markets outside the United States in which to sell our pollution monitoring and control devices, concentrating, primarily, on the People's Republic of China. On June 10, 1998, Dasibi was awarded, on a designated vendor basis, an approximate $5.2 million contract to install air pollution monitoring systems in eleven cities in the People's Republic of China. Essential completion of the contract and shipment of the products by Dasibi during the five-month period ended November 30, 1999, implemented Phase I of the Nationwide Urban Air Quality Network conceived by China's State Environmental Protection Agency ("SEPA") to address air quality in the People's Republic of China through its ultimate goal of a nationwide network of air pollution monitoring stations in over 600 Chinese cities.

     On April 17, 2000, we finalized a contract for Phase II of SEPA's Nationwide Urban Air Quality Network involving an additional thirty-three cities in the People's Republic of China. The contract, valued at approximately $13.5 million, will also be performed by Dasibi. It is anticipated, without assurance, that shipments under the Phase II contract will commence in May 2001 and that all payments to Dasibi will be made by letter of credit drawn on China Construction Bank. Financing for Phase II is expected to be available from two of the banks that financed the successfully completed Phase I contract. Again, Dasibi is expected to assist the People's Republic of China in obtaining ten-year financing at a 3.9% interest rate from the U.S. Export-Import Bank, N.A. (the "Ex-Im Bank"). The Ex-Im Bank, in accordance with its customary practice, is expected to guarantee, and Imperial Bank is expected to provide, 100% of the financing.

     The 161% increase in our revenue for the year ended December 31, 1999, is attributable to our successful completion of the Phase I contract for the installation of air pollution monitoring systems in eleven Chinese cities. Management believes, but cannot assure, that we are well-positioned for substantial additional business in China, and that future awards and shipments to China may result in further employment opportunities for U.S. citizens. In this regard, we doubled our workforce in the performance of the Phase I contract and are again expected to double our workforce from forty-five to approximately one hundred employees during the performance of the Phase II contract finalized in April 2000. It is anticipated that our designated vendor status will give us a competitive advantage in the award of future contracts with the Chinese government. In addition to the joint venture to manufacture PRCC products on-site in China, we are engaged in ongoing discussions with the eleven cities subject to the Phase I contract regarding the installation of monitoring stations in addition to those required by the Phase I contract.

     A wholly-owned subsidiary of PRCC, formerly known as "Logan Medical Devices, Inc.," changed its name to "Aeron Systems, Inc.," and "Dasibi China, Inc.," on June 25, 1999, and March 17, 2000, respectively. Dasibi China, Inc., commenced start-up business in April 2000 after the discontinuance of its prior business activities in February 1998. (See "RISK FACTORS - 5. Losses on Discontinuance of Operations and Disposition of Nutek and LRL" below.)

     Our principal executive offices are located at 506 Paula Avenue, Glendale, California 91201, and its telephone number is (818) 247-7601. Our common stock is traded in the over-the-counter market and reported on the NASDAQ National Market System under the symbol "PRCC."


                                  THE OFFERING

Shares of Common Stock Underlying
Debentures.................................    924,370 shares of common stock(1)

Shares of Common Stock.....................    750,000 shares of common stock

Shares of Common Stock Underlying Warrants.    618,000 shares of common stock(2)

Shares of Common Stock Underlying Options..    115,000 shares of common stock(3)
------------------

     (1) Includes shares of common stock underlying the $500,000 face amount 18% Subordinated Convertible Debenture Due December 31, 2001, and the $500,000 face amount 12% Subordinated Convertible Debenture Due February 23, 2001.

     (2) Includes shares of common stock underlying nine warrants exercisable at exercise prices ranging from $1.50 to $5.00 per share on or prior to their various expiration dates commencing on June 1, 2002, through July 17, 2005.

     (3) Includes shares of common stock underlying two options exercisable at exercise prices of $.875 or $2.25 per share on or prior to their expiration dates on June 6 or December 21, 2003.


                                 USE OF PROCEEDS

     We will receive no proceeds from the sale of the shares of common stock underlying the debentures, the warrants and the options, but we will receive proceeds upon the exercise of the warrants and the options. If all of the outstanding warrants and options are exercised at exercise prices in a range from $.875 to $5.00 per share of common stock, the proceeds to PRCC will be approximately $2,182,750. We will use the proceeds from the exercise of the warrants and the options for working capital.


                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in and incorporated into this prospectus and the registration statement of which it is a part, the following factors before purchasing the shares of common stock offered hereby.

     1. Dependence Upon Phase II Contract with SEPA and Future China Business. Since January 1998, we have focused our business primarily on the air pollution market of the People's Republic of China. The approximate $5.2 million in revenue that we realized from the successful completion of the contract for Phase I of SEPA's Nationwide Urban Air Quality Network awarded, on a designated vendor basis, to Dasibi on June 10, 1998, resulted in an approximate 161% increase in our net revenue for the year ended December 31, 1999 ($7,314,975), as compared to net revenue for the year ended December 31, 1998 ($2,807,511). The approximate $13.5 million price of the Phase II contract finalized with SEPA on April 17, 2000, for the installation of air pollution monitoring systems in an additional thirty-three cities in the People's Republic of China, is approximately 2.6 times greater than the price of the Phase I contract. In addition, in May 2000, our Board of Directors approved letters of intent with SEPA proposing the organization of a joint venture to manufacture our products in the People's Republic of China. Further, we are conducting ongoing discussions with the eleven cities subject to the Phase I contract regarding the installation of monitoring stations in addition to those required by the Phase I contract. Management believes, but cannot assure, that our designated vendor status will give us a competitive advantage in the award of future contracts with the Chinese government and that we are well-positioned for substantial additional business in China. However, failure to complete the Phase II contract to the satisfaction of SEPA or failure to achieve significant future business in China for any reason whatsoever would have a material adverse effect on PRCC and its prospects.

     2. Liquidity and Capital Resources. We have experienced cash shortages from time to time preventing us from paying our operating expenses on a timely basis and forcing management to raise funds from private and public equity and debt financing and bank loans. However, our access to capital has been severely restricted since we have no access to bank lines of credit presently and because of the low market value of our common stock combined with our unstable operating performance. When capital has been obtained, it has been necessarily costly. Financing in the form of federal- or state-guaranteed loans, which has generally been unavailable, involves extremely high management fees; non-guaranteed loans demand extremely high interest rates and related loan fees; and equity and debt placements require significant discounts and incentives. Our working capital declined from $1,346,211 at December 31, 1999, to $499,666 at September 30, 2000. During the year ended December 31, 2000, we granted warrants and options exercisable to purchase an aggregate of 1,143,607 shares of common stock. Also, during 2000, we borrowed a total of $1,790,000; $925,000 of which amount represents loans in the amounts of $650,000, $200,000 and $75,000 from three unaffiliated persons at interest rates of 12%, 18% and 10% per annum, respectively, and with maturity dates of February 23, 2001 (or the earlier date on which we receive certain funding), October and March 21, 2000, respectively; and $865,000 of which is the balance of nine convertible debt instruments as follows: (i) $500,000 face amount 12% Subordinated Convertible Debenture Due February 23, 2001, convertible into common stock at the lesser of $2.25 or 80% of the market price of the common stock on the date of conversion; and (ii) eight 9% Convertible Debentures Due July 17, 2001, with an aggregate face amount of $365,000, convertible at the conversion price per share, not to exceed $2.10, of 80% of the market price of the common stock on the date of conversion. We believe, but cannot assure, that we will be successful in our current negotiations to restructure the loans that are past due. We negotiated an extension through July 31, 2001, of $300,000 of loans received in 1999 from three unaffiliated individuals at interest rates of 11% or 12%. Net revenues decreased 71% from $2,814,886 for the quarter ended September 30, 1999, to $824,918 for the quarter ended September 30, 2000, and 61% from $5,756,783 for the nine months ended September 30, 1999, to $2,255,678 for the nine months ended September 30, 2000. For the nine months ended September 30, 2000, our "net cash used for operating activities" was $1,340,457, primarily, because of a net operating loss of $(2,145,072), offset by the collection of accounts receivable. Cash decreased by $49,451, from $214,206 as of December 31, 1999, to $164,755 as of September 30, 2000, as a result of an additional $411,006 in sales of common stock and net borrowings totaling $880,000. During the nine months ended June 30, 2000, we issued 840,000 shares of common stock under PRCC's employee stock plan; issued 100,000 shares of common stock and granted warrants exercisable to purchase 300,000 shares of common stock as an incentive to a finder; granted warrants exercisable to purchase 100,000 shares of common stock at an exercise price of $5.00 per share to an investment banking firm and options exercisable to purchase an aggregate of 63,000 shares of common stock in connection with various loans; and granted warrants exercisable to purchase 131,400 shares of common stock in connection with the issuance of the $365,000 aggregate face amount 9% Convertible Debentures Due July 17, 2001. Since mid-October 2000, because of our very limited working capital, we have entered into, and subsequently rejected, a number of proposed transactions calculated to refinance and reorganize PRCC. At this time, we believe that additional funding from private sources for equity and/or debt financing together with cash flow from the contract for Phase II of SEPA's Nationwide Urban Air Quality Network, anticipated to commence in 2001, will be sufficient to permit us to continue in operation for the foreseeable future. Nevertheless, we cannot be certain that this funding will be sufficient to satisfy our cash requirements and, if additional financing is required, that it will be available on acceptable terms, if at all.

     3. Depressive Effect of High Operating and Financing Costs upon Operational Performance. The contracts awarded to us for Phase I and Phase II of SEPA's Nationwide Urban Air Quality Network have required a departure from the self-sustaining, break-even level of operation demonstrated to sustain our "base" core business of approximately $2,600,000 in revenue with a minimum total staff of approximately twenty-five. We doubled our staff to approximately forty-five employees and otherwise increased operating expenses in order to perform the Phase I contract. We are again increasing staffing (by again doubling our workforce from forty-five to approximately one hundred employees), training and other operating expenses in anticipation of the commencement in May 2001 of shipments under the Phase II contract, and in order to maintain a consistent quality control and manufacturing schedule. This is necessary with respect to staffing, in particular, because the highly competitive market for technical personnel, as it has existed in the United States for the past approximately twenty-six months, prevents us from "ramping-up" in periods of peak activity and scaling down afterwards. Each of seven of the twelve months in 1999, each month in 2000 and the first month in 2001 have been characterized by high fixed expenses and resultant operating losses; which staggered monthly profit-loss performance is expected to continue for the foreseeable future until such time, if ever, as we realize a steady flow of revenue from business in China. Accordingly, we can be expected to incur operating losses during the first quarter of 2001 and in any quarter thereafter in which we fail to make product shipments to the People's Republic of China under the Phase II contract or otherwise. In addition to high fixed operating expenses, the high financing costs we are experiencing have the effect of further depressing our operational performance.

     4. Decline in Net Revenues/Substantial Losses Prior to 1999. During each of the four years commencing with the year ended December 31, 1996, with the exception of the year ended December 31, 1999, in which we realized net income of $1,125,637, we have recognized a net loss. We will recognize a net loss for the year ended December 31, 2000, as well. During the 1996, 1997 and 1998 years, revenue decreased from approximately $8.8 million to less than $3 million as a result of the discontinued operations of two subsidiaries and significant competitive price pressure for PRCC's instruments, thus forcing us to lower our domestic and foreign bids, reducing the number of our bid awards and reducing the profit margin on the bids awarded to us. Our gross profit also steadily decreased from 46% and 41% of net revenue in fiscal 1996 and 1997, respectively, to approximately 35% of net revenue in fiscal 1998. As a result, we suspended major new product development efforts and scaled back our efforts to improve or modify existing technologies in response to the competitive price pressures. The substantial improvement in the results of operations for 1999 is attributable to our award and successful completion of the contract for Phase I of SEPA's Nationwide Urban Air Quality Network. Comparable, or possibly more favorable, operating results for 2000 and future years are expected to be substantially dependent upon our successful performance of the Phase II China contract and the generation of additional future business in China and/or other countries that do not have substantial air pollution monitoring systems. While our net revenues increased approximately 161% to $7,314,975 during the year ended December 31, 1999, as compared to $2,807,511 for the year ended December 31, 1998, because of the product shipments under the Phase I contract, income from continuing operations increased to $1,125,637 from a loss of $(527,197) for 1998, because of the recognition of benefit from income taxes. The Company realized losses of $(758,290) and $(2,145,072) for the quarter and the nine months, respectively, ended September 30, 2000, as compared to net operating income of $252,041 and $463,150 for the quarter and the nine months, respectively, ended September 30, 1999, attributable, primarily, to increased staffing and training in connection with the Phase II contract with SEPA, the absence of shipments under the contract and ongoing competitive price pressures in the United States and Europe. There can be no assurance that we will successfully complete the contract for Phase II of SEPA's Nationwide Urban Air Quality Network awarded to us in April 2000; obtain other business in China and/or other countries; or be capable of returning to profitability.

     5. Losses on Discontinuance of Operations and Disposition of Nutek and LRL. Nutek Corp. ("Nutek"), a wholly-owned subsidiary of PRCC that filed for protection under Chapter 11 of the U.S. Bankruptcy Act in April 1998, ceased operations in July 1998 following a ruling that it was insolvent. The revenues generated by Nutek accounted for approximately 48% of our consolidated net revenues for the fiscal year ended December 31, 1997. The assets of Nutek were auctioned in July 1998 to satisfy amounts owed to a secured lender. We realized losses from the discontinuance ($115,301) and the disposition ($1,072,986) of Nutek during the fiscal year ended December 31, 1998. Further, a default judgment in the amount of approximately $766,709, which was subsequently reduced to $449,810, was entered against us in an action by the secured lender in the U.S. District Court for the Northern District of Texas, Dallas Division, to recover the deficiency from the auction of Nutek's assets. The parties entered into the Compromise, Settlement and Release Agreement on August 12, 1999, pursuant to which we paid the secured lender $9,000 and an additional $450,000, together with interest at the rate of twelve per cent, on or before February 1, 2000. Additionally, we issued the secured lender 100,000 restricted shares of common stock that have since been registered for sale and granted the lender a warrant exercisable to purchase 20,000 shares of common stock at an exercise price of $.75 per share during the three-year period terminating on August 11, 2002. On May 17, 2000, the secured lender acknowledged full satisfaction of and released the judgment and the judgment lien(s).

     Effective February 28, 1998, Logan Medical Devices, Inc. ("LMD"), a wholly-owned subsidiary of PRCC, returned all of the shares of common stock of Logan Research, Ltd. ("LRL"), a United Kingdom corporation engaged in the design, manufacture and marketing of medical instrumentation, owned by LMD and received in exchange all shares of LMD owned by LRL. In addition, we were released from liability on a promissory note payable to LRL in the principal amount of $300,000 that had accrued interest of $47,250. We had previously advanced funds in the amount of $160,000 to LRL that it is making no effort to recoup. We realized a gain in the amount of $154,575 on the disposition. The revenue generated by LRL accounted for 7% of our consolidated net revenues for the 1997 fiscal year.

     6. Governmental Approval. We are required to obtain approval by the U.S. Environmental Protection Agency of new air pollution monitoring instruments we produce before the instruments can be sold in the United States. Currently, all air pollution monitoring instruments that we sell in the United States have received EPA approval. If the EPA were to change its regulations or requirements, we could not be certain that our products would comply with these standards or that we would be able to comply with the modified requirements. With the exception of Germany, no foreign country requires governmental approval of air pollution monitoring instruments. We cannot be certain that additional regulations will not be adopted by other foreign governments. Failure to meet any future regulation could have a material adverse effect on us and render certain of our products obsolete.

     7. Dependence On Legislation and Regulation. The products that we developed and manufacture monitor air pollutants in accordance with standards established generally by federal, state, local and foreign governmental agencies. Changes in legislation or regulations or a relaxation of standards determined by such agencies could adversely affect the market for our products or render certain of our products obsolete.

     8. Competition. We are the smallest competitor in the ambient air pollution instrumentation market. There are other established firms in the same field, both in the United States and in foreign countries, which have substantially greater experience and financial and personnel resources than we do. Therefore, we are subject to the effects of better-financed competitors and their research and development efforts and price competition. Although we are not aware of any other company that competes with us in all of our product lines, all of our competitors have resources substantially greater than our resources. There are also smaller companies that specialize in a limited number of the types of products that we manufacture. Our primary competitors in the domestic market are Thermo Instrument Systems, Inc. and Monitor Labs, Inc. In the foreign market, our primary competitors are Thermo Instrument Systems, Monitor Labs, Environment S.A. of France and Horiba Instruments. All of our competitors also offer a wider range of equipment, monitoring additional pollutants, than we do.

     9. Technological Obsolescence; Limited Research and Development. Our future success will depend on our ability to enhance our current products, reduce product costs and develop and introduce new products that keep pace with technological developments in response to evolving customer requirements and governmental regulations. Our failure to anticipate or respond adequately to technological development or introduction could result in a loss of future revenue and impair our competitiveness. Since early 1994, we have sharply limited our product development efforts. For the foreseeable future, management expects to limit research and development to software development and efforts to refine and improve our present products.

     10. Risks of Foreign Sales. During the last three fiscal years, foreign sales have represented approximately 55% to 70% of our total revenue and are expected to represent at least such amounts of our future sales. Foreign sales are subject to numerous risks, including political and economic instability in foreign markets, restrictive trade policies of foreign governments, inconsistent product regulation by foreign agencies or governments, the imposition of product tariffs and other trade barriers and the burdens of complying with a wide variety of international and U.S. export laws and differing regulatory requirements. To the extent that foreign sales are transacted in a foreign currency, we would be subject to the risk of losses because of foreign currency fluctuations and difficulties associated with accounts receivable collection. Because we are required to provide financing in connection with the contract for Phase II of SEPA's Nationwide Urban Air Quality Network, we bear the risk of realizing reduced margins from the Phase II contract if the financing is below market at closing. Further, we may experience difficulties in managing or overseeing the technical and training operations to be conducted in China.

     11. Reliance on Certain Suppliers. While we manufacture many components and subsystems used in our products, other components, including packaging materials, integrated circuits, microprocessors and minicomputers, are purchased on a non-contractual basis from unaffiliated suppliers. We are not dependent upon any one supplier for any raw material or component that we purchase, and we believe there are available alternative sources for those raw materials and components. We are currently dependent, however, on a limited number of vendors with respect to the availability and quality of certain key instrument components, such as printed circuit board designs and lamps. A vendor's inability to supply these components to us in a timely fashion, or to our satisfaction, would affect our ability to deliver our instruments on time and could damage our reputation.

     12. Limited Marketing Capability and other Resources. Our success depends in large part upon our ability to identify and adequately penetrate the markets for our products. Most of our competitors have much larger budgets for marketing, advertising and promotion. We have historically lacked the financial, personnel and other resources required in order to compete with our larger, better-financed competitors in marketing products. Through the year ended December 31, 1998, our revenue had shrunk and we had reduced our staff to approximately twenty and operated without a bank line of credit. While we returned to profitability with the award in 1998, and the successful completion in 1999, of the Phase I China contract, we incurred a sizable net loss for the year ended December 31, 2000. We cannot be certain that that we will again return to profitable operation with the award in April 2000 of the contract for Phase II of SEPA's Nationwide Urban Air Quality Network, the generation of other business in China and/or other foreign countries lacking substantial air pollution monitoring systems and/or otherwise.

     13. Dependence on Key Personnel. Our success depends in part upon our ability to attract and/or retain highly skilled management, technical and marketing personnel. Loss of the services of Mr. Albert E. Gosselin, Jr., President and Chairman of the Board of Directors of PRCC, could adversely affect the development of our business and our ability to realize or sustain profitable operations. We do not maintain key-man life insurance on any of our personnel and have no present plans to obtain such insurance.

     14. Limited Protection of Intellectual Property and Proprietary Rights. We regard all or portions of the designs and technologies incorporated into our products as proprietary and attempt to protect them with a combination of trademark and trade secret laws. It has generally been our policy to proceed without patent protection. It may be possible for unauthorized third parties to copy certain portions of our products or to "reverse engineer" or otherwise obtain and use to our detriment information that we regard as proprietary. Moreover, the laws of some foreign countries do not afford the same protection to our proprietary rights as do U.S. laws. There can be no assurance that any of our efforts to protect our proprietary technology will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies.

     15. Absence of Products Liability Insurance. We do not maintain products liability insurance. In the event that we experience a material liability as a result of a products liability claim, such a liability could have a material adverse effect on us.

     16. No Dividends. We have never paid dividends on the shares of our common stock and do not intend to pay any dividends in the foreseeable future.

     17. Possible Volatility of Stock Price. The trading price of our common stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations in response to quarter-to-quarter variations in our operating results, announcements of technological innovations or new products by us or our competitors, general conditions in the air pollution monitoring industry in which we compete and other events or factors. In addition, in recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the common stock. In addition, sales of substantial amounts of shares of common stock in the public market following this offering could adversely affect the future trading price of the common stock.

     18. Possible Dilutive Effect and Other Disadvantages of Outstanding Debentures, Warrants and Options. As of the date hereof, our outstanding debentures are convertible, based upon a conversion price per share of $l.05 or $1.12 applicable as of January 30, 2001, into approximately 1,271,116 shares of common stock. The conversion price of these debentures may be calculated based upon the market price of our common stock, which has been as low as $.26 from time-to-time. Accordingly, if the debentures are converted at a time when our common stock is trading at a low price, the number of shares issuable upon conversion of the debentures may be extremely large. Further, to the extent that the market price of the common stock at the time of conversion of any of the debentures or exercise of any of the warrants or options exceeds the conversion or exercise price, the conversion or exercise would have a dilutive effect on our shareholders. As of the date hereof, there are an aggregate of 1,957,231 shares of common stock reserved for issuance upon the exercise of outstanding options and warrants currently exercisable at prices in a range from $.75 to $5.00.

     19. Potential Anti-Takeover and Other Effects of Issuance of Preferred Stock Rights May Be Detrimental to Common Shareholders. We are authorized to issue up to 20,000,000 shares of preferred stock; of which none are currently issued and outstanding. The issuance of preferred stock does not require approval by the shareholders of our common stock. The Board of Directors, in its sole discretion, has the power to issue preferred stock in one or more series and establish the dividend rates and preferences, liquidation preferences, voting rights, redemption and conversion terms and conditions and any other relative rights and preferences with respect to any series of preferred stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion and other rights, any of which rights and preferences may operate to the detriment of the shareholders of our common stock. Further, the issuance of any preferred stock having rights superior to those of our common stock may result in a decrease in the value or market price of the common stock and, additionally, could be used by the Board of Directors as an anti-takeover measure or device to prevent a change in our control.


                              PLAN OF DISTRIBUTION

     The shares of common stock may be offered and sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. The Selling Shareholders will act independently of PRCC in making determinations with respect to the timing, manner and size of each offer or sale. These sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions.

     The Selling Shareholders may sell shares of common stock in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the shares of common stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) in the over-the-counter market. Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect these transactions by selling shares of common stock to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Shareholders and/or commissions from purchasers of shares of common stock for whom they may act as agent. The Selling Shareholders and any broker-dealers or agents that participate in the distribution of common stock by them might be deemed to be underwriters and any discounts, commissions or concessions received by any of the broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     In offering the shares of common stock, the Selling Shareholders and any broker-dealers and any other participating broker-dealers that execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with the sales, and any profits realized by the Selling Shareholders and the compensation of the broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     Rule 10b-2 under the Securities Exchange Act of 1934 prohibits persons who are participating in or financially interested in a distribution of securities from making payments to another person for the solicitation of a third party to purchase the securities that are the subject of the distribution, except that Rule 10b-2 does not apply, among other exceptions, to brokerage transactions not involving the solicitation of customer orders. Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     The public offering of the common stock by the Selling Shareholders will terminate on the date on which all shares of common stock offered hereby have been sold by the Selling Shareholders, or on the earlier date on which we file a post-effective amendment that de-registers all shares of common stock then remaining unsold.

     We will pay certain expenses incidental to the offering and sale of the shares of common stock to the public estimated to be approximately $30,100. We will not pay for, among other expenses, selling expenses, underwriting discounts or fees and expenses of counsel for the Selling Shareholders.

     To the extent required at the time a particular offer of common stock by the Selling Shareholders is made, a supplement to this prospectus will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for shares of common stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed to dealers, including the proposed selling price to the public.

     We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.


                               MARKET INFORMATION

     Our common stock is traded over-the-counter and reported on the NASDAQ National Market System under the symbol "PRCC." Set forth below are the high and low closing bid quotations in the over-the-counter market for the common stock as reported by the relevant market makers for fiscal years 2000, 1999 and 1998. The high and low closing bid quotations in the over-the-counter market reported by the relevant market makers on January 30, 2001, were $1.375 and $1.25 for the common stock. Quotations represent inter-dealer quotations, without adjustment for retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.



                           Fiscal 2000             Fiscal 1999            Fiscal 1998
Quarter Ended          High Bid    Low Bid     High Bid    Low Bid     High Bid    Low Bid
-------------          -------------------     -------------------     -------------------

Common Stock:
March 31               $4.22        $1.41       $2.00         $.88      $4.52      $2.52
June 30                 3.68         1.88        2.38         1.06       3.13       2.48
September 30            2.96         1.66        3.87         1.81       2.25        .26
December 31             2.31          .91        2.91         1.56       1.25        .56

     As of January 30, 2001, the approximate number of shareholders of record of our common stock was 1,100. We have never paid or declared any dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

     We cannot predict the market price for the common stock upon the commencement or the completion of this offering. Since the market for our common stock is thinly traded, sales of the shares of common stock could cause the common stock to trade at levels lower than would otherwise be anticipated.


                            SELLING SECURITY HOLDERS

     Of the 2,407,370 shares of common stock being offered by this prospectus, an aggregate of 748,179 shares of common stock are being offered by Brittanica
Associates Limited. Of these 748,179 shares of common stock, 448,179 shares of common stock are issuable upon the conversion of the $500,000 face amount 12%
Subordinated Convertible Debenture Due February 23, 2001, and 300,000 shares are issuable upon the exercise of warrants exercisable on or prior to February 23, 2003, at exercise prices of $2.25 or $4.00 per share. Of the balance of 1,659,191 shares of common stock, a total of 700,000 shares of common stock are being offered by Silverline Partners, Ltd.

     Of the balance of 959,191 shares of common stock, 476,191 shares of common stock issuable upon the conversion of the $500,000 face amount 18% Subordinated
Convertible Debenture Due December 31, 2000, are being offered by Target Growth
Fund, Ltd.

     Of the balance of 483,000 shares of common stock, a total of 318,000 shares of common stock are being offered by IIG Equities Opportunities Fund Ltd., Astor
Capital, Inc., and Spiga Limited. Of these 318,000 shares, an aggregate of 157,500 shares of common stock are issuable upon the exercise by IIG Equities
Opportunities Fund Ltd. of three warrants exercisable to purchase 75,000 shares, 60,000 shares and 22,500 shares, respectively, at exercise prices of $1.50, $2.2875 and $2.25, respectively, on or prior to June 1, 2002, July 17, 2005, and
September 1, 2002, respectively. Of the balance of 160,500 shares, 138,000 shares of common stock are issuable upon the exercise by Astor Capital, Inc., of three warrants exercisable to purchase 100,000 shares, 20,000 shares and 18,000 shares, respectively, at exercise prices of $5.00, $2.25 and $2.25, respectively, on or prior to June 6, 2003, February 23, 2003, and September 1,
2002, respectively. The balance of 22,500 shares of common stock are issuable upon the exercise by Spiga Limited of a warrant exercisable on or prior to September 1, 2002, at an exercise price of $2.25.

                                       19


     Of the balance of 165,000 shares of common stock, a total of 150,000 shares of common stock are being offered by Mr. Steven Sion. Of these 150,000 shares of common stock, 100,000 shares are issuable upon the exercise of options exercisable on or prior to December 21, 2003, at an exercise price of $.875 per share.

     The balance of 15,000 shares of common stock underlying outstanding options exercisable on or prior to June 6, 2003, at an exercise price of $2.25 per share, are being offered by Delta Capital Partners.

     The table below indicates the name of each selling security holder (the
"Selling Security Holder"), any material relationship that he or it has had to PRCC within the last three years, the number and percentage of shares of common stock owned by the Selling Security Holder prior to this offering, the number of shares being offered for sale by the Selling Security Holder and the number of shares of common stock and the percentage of the total shares of common stock outstanding that will be held if all shares offered are sold. (See "Description of Securities - Capital Stock - Common Stock," "- Common Stock That May Be
Offered By the Debenture Holders," "- Common Stock Offered By the Selling
Shareholders," "- Common Stock That May Be Offered By the Warrant Holders" and
"- Common Stock That May Be Offered By the Option Holders.")


   Selling Debenture-                             Owned                       Owned         Owned
       Holder and            Relationship        Prior to                     Being         After
     Warrantholder            to Company         Offering      Per Cent      Offered       Offering     Per Cent
----------------------        ----------         --------      --------      -------       --------     --------

Brittanica Associates            12.80%          748,179(1)     12.80%        748,179(1)     -0-         0.00
Ltd.                          shareholder






                                                  Shares                      Shares        Shares
                                                  Owned                       Owned         Owned
       Selling               Relationship        Prior to                     Being         After
     Shareholder              to Company         Offering      Per Cent      Offered       Offering     Per Cent
----------------------        ----------         --------      --------      -------       --------     --------

Silverline Partners,             12.07%          700,000(2)     12.07%        700,000(2)     -0-         0.00
Ltd.                          shareholder


                                                  Owned                       Owned         Owned
       Selling               Relationship        Prior to                     Being         After
   Debentureholder            to Company         Offering      Per Cent      Offered       Offering     Per Cent
----------------------        ----------         --------      --------      -------       --------     --------

Target Growth Fund,               8.54%          476,191(3)      8.54%        476,191(3)       -0-         0.00
Ltd.                          shareholder

                                                       20



                                                  Owned                       Owned         Owned
      Selling                Relationship        Prior to                     Being         After
  Warrantholders              to Company         Offering      Per Cent      Offered       Offering     Per Cent
----------------------        ----------         --------      --------      -------       --------     --------

IIG Equities Opportu-            N/A            157,500(4)       3.00        157,500(4)       -0-         0.00
nities Fund Ltd.

Astor Capital, Inc.              N/A            138,000(5)       2.64        138,000(5)       -0-         0.00

Spiga Limited                    N/A             22,500(6)        .44         22,500(6)       -0-         0.00


  Selling Shareholder                            Owned                        Owned         Owned
         and                Relationship        Prior to                      Being         After
    Optionholder             to Company         Offering      Per Cent       Offered       Offering     Per Cent
----------------------       ----------         --------      --------       -------       --------     --------

Steven Sion                      5.29%           277,500(7)      5.29        150,000(7)     127,500       2.43
                              shareholder

                                                  Owned                                     Owned
       Selling               Relationship        Prior to                     Being         After
    Optionholder              to Company         Offering      Per Cent      Offered       Offering     Per Cent
----------------------        ----------         --------      --------      -------       --------     --------

Delta Capital                    N/A             15,000(8)        .29         15,000(8)       -0-         0.00
Partners
------------------

     *The number of shares of Common Stock underlying, and the exercise price of, each option described in the table above is shown after giving effect to the reverse split in our common stock effective on May 15, 1998, on the basis of one share for each four shares of Common Stock then outstanding.

     (1) Includes 448,179 shares of common stock underlying the $500,000 face amount 12% Subordinated Convertible Debenture Due February 23, 2001, 200,000 shares of common stock underlying the Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp. exercisable on or prior to February 23, 2003, at an exercise price of $4.50 and 100,000 shares of common stock underlying the Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp. exercisable at an exercise price of $2.25 on or prior to February 23, 2003.

     (2) Represents 700,000 shares of common stock issued pursuant to the Consulting Agreement dated January 4, 2001, between PRCC and Silverline
Partners, Ltd.

                                       21

     (3) Includes 476,191 shares of common stock underlying the $500,000 face amount 18% Subordinated Convertible Debenture Due December 31, 2000.

     (4) Includes 75,000 shares of common stock underlying the Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp. exercisable on or prior to June 1, 2002, at an exercise price of $1.50, 60,000 shares of common stock underlying the Stock Purchase Warrant exercisable at an exercise price of $2.2875 on or prior to July 17, 2005, and 22,500 shares of common stock underlying the Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp. exercisable at an exercise price of $2.25 on or prior to September 1, 2002.

     (5) Includes 100,000 shares of common stock underlying the Warrant to Purchase 100,000 Shares of Common Stock of Pollution Research and Control Corp. exercisable on or prior to June 6, 2003, at an exercise price of $5.00, 20,000 shares of common stock underlying the Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp. exercisable on or prior to February 23, 2003, at an exercise price of $2.25 and 18,000 shares of common stock underlying the Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp. exercisable at an exercise price of $2.25 on or prior to September 1, 2002.

     (6) Represents shares of common stock underlying the Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp. exercisable at an exercise price of $2.25 on or prior to September 1, 2002.

     (7) Includes 100,000 shares of common stock underlying the Option to Purchase 100,000 Shares of Common Stock of Pollution Research and Control Corp. from December 22, 2000 Void after 5:00P.M., Los Angeles Time, on December 21, 2003 exercisable at an exercise price of $.875 and 50,000 shares of common stock issued in accordance with the Promissory Noted dated December 22, 2000, payable by PRCC, as the maker, to Steven Sion, as the holder.

     (8) Represents shares of common stock underlying the Option to Purchase 15,000 Shares of Common Stock of Pollution Research and Control Corp. exercisable at an exercise price of $2.25 on or prior to June 6, 2003.


                            DESCRIPTION OF SECURITIES

Capital Stock
-------------

     Our authorized capital stock consists of 30,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, $.01 par value per share.

     Common Stock. All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares of common stock. Cumulative voting in the election of directors is permitted; however, cumulative voting may occur only if a shareholder announces his intention to cumulate his votes prior to the voting, in which case all shareholders may cumulate their votes. In the event of liquidation of PRCC, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities. All shares of our common stock issued and outstanding are fully-paid and nonassessable. Holders of the shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available therefor. As of January 30, 2001, there were 5,816,752 shares of common stock issued and outstanding held of record by approximately 1,100 shareholders. PRCC is traded over-the-counter and reported on the NASDAQ National Market System under the symbol "PRCC."

     Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available therefor. We have not paid any dividends on our common stock and currently intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

     Preferred Stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof shall be established by the Board of Directors, except that no holder of preferred stock shall have preemptive rights. We have no outstanding preferred stock, and the Board of Directors does not plan to issue any for the foreseeable future unless the issuance thereof shall be in our best interests.

Common Stock That May Be Offered by the Debenture Holders
---------------------------------------------------------

     On May 19, 1999, the Company issued the $500,000 face amount 18% Subordinated Convertible Debenture Due December 31, 2001, bearing interest commencing June 1, 1999, to The Venezuela Recovery Fund N.V. The debenture was subsequently assigned and transferred to Target Growth Fund. The debenture is convertible in denominations of $50,000 at the conversion price per each share of common stock of the lesser of $2.25 (115% of the market price of the common stock on May 28, 1999) or 80% of the market price of the common stock on the conversion date. The provisions of the debenture are set forth in their entirety in the $500,000 face amount 18% Subordinated Convertible Debenture Due December 1, 1999, dated May 19, 1999, a copy of which is incorporated in the registration statement of which this prospectus is a part by reference to Exhibit 4.18 to our Form S-3 Registration Statement (SEC File Number 333-87965) filed September 28, 1999. The more detailed provisions of the debenture qualify this brief description of the debenture in its entirety. The number of shares of our common stock underlying, and the conversion price of, the debenture is shown after giving effect to the reverse split in the common stock effective on June 8, 1999, on the basis of one share for each four shares of common stock then outstanding.

     We issued, on February 16, 2000, the $500,000 face amount 12% Subordinated Convertible Debenture Due February 23, 2001, to Brittanica Associates Limited. The debenture is convertible in denominations of $50,000 at the conversion price per each share of common stock of the lesser of $2.00 or 85% of the market price of the common stock on the date of conversion. The provisions of the debenture are set forth in their entirety in the $500,000 face amount 12% Subordinated

Convertible Debenture Due February 23, 2001, a copy of which is attached as
Exhibit 4.50 to the registration statement of which this prospectus is a part and is incorporated in this prospectus by this reference. The foregoing brief description of certain provisions of the debenture is qualified in its entirety by the more detailed provisions of the debenture.



Common Stock Offered by the Selling Shareholders
------------------------------------------------

     On January 4, 2001, we issued 700,000 shares of common stock to Silverline Partners, Ltd. ("Silverline Partners"), pursuant to the Consulting Agreement dated January 4, 2001, between PRCC and Silverline Partners. The shares were issued as a non-refundable due diligence fee for services previously performed by Silverline Partners in the discovery process in preparation of the Consulting Agreement and the services to be provided in accordance with, prior to entering into, the agreement. The Consulting Agreement provides for Silverline Partners to assist us for a period of one year through January 3, 2002, in exploring and obtaining business opportunities in the countries of the United Kingdom, France, Germany, Italy and Spain. These business opportunities include, but are not limited to, locating strategic partners having industrial companies capable of assisting in the distribution of products as well as forming alliances with technology companies having the capacity to improve upon our existing product line. The terms and conditions of the Consulting Agreement are more fully described in the Consulting Agreement, a copy of which is attached as Exhibit
4.49 to the registration statement of which this prospectus is a part, and is incorporated in this prospectus by this reference.

     On December 22, 2000, we issued Mr. Steven Sion 700,000 shares of common stock as an incentive to lend us the sum of $650,000 in cash. The loan is evidenced by the Promissory Note dated December 22, 2000, in the principal amount of $650,000, bearing interest at the rate of 12% per annum, that matures on the first to occur of February 23, 2001, or the date on which we receive the funds from forfaiting a letter of credit in the amount of $2,000,000 drawn on China Construction Bank.

Common Stock That May Be Offered by the Warrant Holders
-------------------------------------------------------

     The number of shares of our common stock underlying, and the exercise price of, each warrant described herein is shown after giving effect to the reverse split in the common stock effective on June 8, 1999, on the basis of one share for each four shares of common stock then outstanding.

     On June 1, 1999, we granted a Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp. to IIG Equities Opportunities Fund Ltd. exercisable at an exercise price of $1.50 per share on or prior to June 1, 2002, to purchase an aggregate of 75,000 shares of common stock. The terms and conditions of the Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp., a copy of which is incorporated in the registration statement of which this prospectus is a part by reference to Exhibit 10.196 to the Annual Report on Form 10-KSB for the year ended December 31, 1999, qualify in its entirety the brief description of the warrant set forth above.

     On September 1, 1999, we granted a Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp. to each of IIG Equities Opportunities Fund Ltd., Astor Capital, Inc., and Spiga Limited exercisable to purchase an aggregate of 22,500 shares, 22,500 shares, and 18,000 shares, of common stock, respectively, exercisable at an exercise price of $2.25 per share on or prior to

September 1, 2002. The brief description of certain provisions of the Warrants to Purchase Shares of Common Stock of Pollution Research and Control Corp. set forth above is qualified in its entirety by the more detailed provisions of the warrants, copies of which are incorporated herein by reference to Exhibits 10.198, 10.199, 10.200 to our Annual Report on Form 10-KSB for the year ended December 31, 1999.

     On February 23, 2000, we granted two Warrants to Purchase Shares of Common Stock of Pollution Research and Control Corp. to Brittanica Associates Limited exercisable on or prior to February 23, 2003, to purchase 200,000 shares, and 100,000 shares, of common stock at exercise prices of $4.50 and $2.25, respectively, and a Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp. to Astor Capital, Inc., exercisable on or prior to February 23, 2003, to purchase 20,000 shares of common stock at an exercise price of $2.25 per share. The brief description of certain provisions of the Warrants to Purchase Shares of Common Stock of Pollution Research and Control Corp. set forth above is qualified in its entirety by the more detailed provisions of the warrants, copies of which are incorporated herein by reference to Exhibits 10.211, 10.212, 10.213 to our Annual Report on Form 10-KSB for the year ended December 31, 1999.

     On June 6, 2000, we granted a Warrant to Purchase 100,000 Shares of Common Stock of Pollution Research and Control Corp. to Astor Capital, Inc., exercisable at an exercise price of $5.00 per share on or prior to June 6, 2003. The terms and conditions of the Warrant to Purchase Shares of Common Stock of Pollution Research and Control Corp., a copy of which is incorporated in the registration statement of which this prospectus is a part by reference to
Exhibit 4.42 to our Registration Statement on Form S-3 (SEC File Number 333-48554) filed October 25, 2000, qualify in its entirety the brief description of the warrant set forth above.

     On July 18, 2000, we granted IIG Equities Opportunities Fund Ltd. a Stock Purchase Warrant exercisable on or prior to July 17, 2005, at an exercise price of $2.2875 per share to purchase 60,000 shares of common stock. The foregoing description of the Stock Purchase Warrant is a brief summary of certain provisions thereof and is qualified in its entirety by the more detailed provisions of the warrant, a copy of which is attached to the registration statement of which this prospectus forms a part as Exhibit 4.47, and is incorporated in this prospectus by this reference.

Transfer Agent, Registrar and Warrant Agent
-------------------------------------------

     Oxford Transfer & Registrar, Inc., 1130 Southwest Morrison, Suite #250, Portland, Oregon 97205, is the Transfer Agent and Registrar for the common stock and the Warrant Agent for the warrants.

Common Stock That May Be Offered by the Optionholders
-----------------------------------------------------

     The number of shares of our common stock underlying, and the exercise price of, each option described herein is shown after giving effect to the reverse split in the common stock effective on June 8, 1999, on the basis of one share for each four shares of common stock then outstanding.

     On June 7, 2000, we granted the Option to Purchase 15,000 Shares of Common Stock of Pollution Research and Control Corp. exercisable at an exercise price of $2.25 on or prior to June 6, 2003, to Delta Capital Partners. The foregoing description of the option is a brief summary of certain of its provisions and is qualified in its entirety by the more detailed provisions of the option, a copy of which is incorporated herein by reference to Exhibit 4.42 to our Registration Statement on Form S-3 (SEC File Number 333-48554) filed October 25, 2000.

     On December 22, 2000, we granted to Mr. Steven Sion the Option to Purchase 100,000 Shares of Common Stock of Pollution Research and Control Corp. from December 22, 2000 Void after 5:00P.M., Los Angeles Time, on December 21, 2003, exercisable at an exercise price of $.875. The terms and conditions of the option are more fully described in the option, a copy of which is attached as
Exhibit 4.48 to the registration statement of which this prospectus is a part, and is incorporated in this prospectus by this reference.


                                  LEGAL MATTERS

     Certain legal matters in connection with the validity of the issuance of the shares of common stock being offered by this prospectus will be passed upon for us by Cudd & Associates, 1120 Lincoln Street, Suite #1507, Denver, Colorado 80203. Patricia Cudd, Esq., the sole proprietor of Cudd & Associates, owns of record and beneficially warrants exercisable to purchase 10,000 shares of our common stock at an exercise price of $4.00 per share on or prior to March 31, 2003.


                                     EXPERTS

     Our financial statements are incorporated herein by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999. Such financial statements have been audited by AJ. Robbins, P.C., Certified Public Accountants and Consultants, independent auditors, as stated in their report that is incorporated herein by reference.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     The following is an itemized statement of the expenses incurred in connection with this registration statement and the issuance and distribution of the shares of common stock being registered by this registration statement. All such expenses will be paid by us.

Securities and Exchange Commission registration fee..................    $   789
Legal fees and expenses..............................................     20,000
Accounting fees and expenses.........................................      3,000
Blue sky fees and expenses...........................................      4,000
Transfer agent fees and expenses.....................................      3,000
Printing, electronic filing and engraving expenses...................      3,000
Miscellaneous expenses...............................................      2,000
                                                                           -----

TOTAL      ..........................................................    $35,789

All of the above items except the Securities and Exchange Commission registration fee are estimates.

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     Our Articles of Incorporation, as amended, provide for (i) the elimination of directors' liability for monetary damages for certain breaches of their fiduciary duties to PRCC and our shareholders as permitted by California law; and (ii) permit the indemnification by PRCC to the fullest extent under California law. At present, there is no pending litigation or proceeding involving a director or officer of PRCC as to which indemnification is being sought. Section 317 of the California Corporations Code, as amended, provides for the indemnification of the officers, directors and controlling persons of a corporation as follows:

     "(a) For the purposes of this section, "agent" means any person who is or was a director officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (3) of subdivision (e).

     (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor, an action brought under Section 9243, or an action brought by the Attorney General pursuant to Section 9230) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

     (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation, or brought under Section 9243, or brought by the Attorney General pursuant to Section 9230, to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if the person acted in good faith, in a manner in which such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances. No indemnification shall be made under this subdivision:

          (1) In respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of such person's duty to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall determine;

          (2) Of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or

          (3) Of expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval unless it is settled with the approval of the Attorney General.

     (d) To the extent that an agent of a corporation has been successful on the merits in defense or any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

     (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in either subdivision (b) or (c) by:

          (l) A majority vote of a quorum consisting of directors who are not parties to such proceedings;

          (2) Approval of the members (Section 5034), with the persons to be indemnified not being entitled to vote thereon; or

          (3) The court in which such proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is approved by the corporation.

     (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this section.

     (g) No provision made by a corporation to indemnify its or its subsidiary's directors or officers for the defense of any proceeding, whether contained in the articles, bylaws, a resolution of members or directors, an agreement or otherwise, shall be valid unless consistent with this section. Nothing contained in this section shall affect any right to indemnification to which persons other than such directors and officers may be entitled by contract or otherwise.

     (h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (3) of subdivision (e), in any circumstances where it appears that::

          (1) It would be inconsistent with a provision of the articles, bylaws, a resolution or the members or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

          (2) It would be inconsistent with any condition expressly imposed by a court in approving a settlement.

     (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this section; provided, however, that a corporation shall have no power to purchase and maintain such insurance to indemnify any agent of the corporation for a violation of Section 9243.

     (j) This section does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such trustee, investment manager or other fiduciary to the extent permitted by subdivision (f) or Section 207."

Item 16.  Exhibits.
          --------

     The Exhibit Index commences on page 34.

Item 17.  Undertakings.
          ------------

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Glendale, State of California, on February 5, 2001.

Date:    February 5, 2001              POLLUTION RESEARCH AND CONTROL CORP.
                                                   (Registrant)



                                       By:  /s/  Albert E. Gosselin, Jr.
                                          -------------------------------------
                                                 Albert E. Gosselin, Jr.,
                                                 President, Chief Executive
                                                 Officer and Chairman of the
                                                 Board Directors

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert E. Gosselin, Jr., and Marcia A. Smith, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Date:  February 5, 2001                By:  /s/  Albert E. Gosselin, Jr.
                                          -------------------------------------
                                                 Albert E. Gosselin, Jr.,
                                                 President, Chief Executive
                                                 Officer and Chairman of the
                                                 Board Directors (Principal
                                                 Executive Officer)



Date:  February 5, 2001                By:  /s/  Donald R. Ford
                                          -------------------------------------
                                                 Donald R. Ford, Chief Financial
                                                 Officer (Principal Financial
                                                 and Accounting Officer)



Date:  February 5, 2001                By:  /s/  Gary L. Dudley
                                          -------------------------------------
                                                 Gary L. Dudley, Director



Date:  February 5, 2001                By:  /s/  Marcia A. Smith
                                          -------------------------------------
                                                 Marcia A. Smith, Director



Date:  February 5, 2001                By:  /s/  Craig E. Gosselin
                                          -------------------------------------
                                                 Craig E. Gosselin, Director

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.

    Item
   Number                                Description
   ------                                -----------

     4.16 Warrant to Purchase 75,000 Shares of Common Stock of Pollution Research and Control Corp. issued to IIG Capital LLC; Warrant Agreement dated as of June 1, 1999, between Pollution Research and Control Corp. and IIG Capital LLC. (Incorporated herein by reference to Exhibit 10.196 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.17 Warrant to Purchase 30,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Astor Capital; Warrant Agreement dated as of June 1, 1999, between Pollution Research and Control Corp. and Astor Capital, Inc. (Incorporated herein by reference to Exhibit
          10.197 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.18 Warrant to Purchase 22,500 Shares of Common Stock of Pollution Research and Control Corp. issued to IIG Equities Opportunities Fund Ltd.; Warrant Agreement dated as of September 1, 1999, between Pollution Research and Control Corp. and IIG Equities Opportunities Fund Ltd. (Incorporated herein by reference to Exhibit 10.198 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.19 Warrant to Purchase 22,500 Shares of Common Stock of Pollution Research and Control Corp. issued to Spiga Limited; Warrant Agreement dated as of September 1, 1999, between Pollution Research and Control Corp. and Spiga Limited. (Incorporated herein by reference to Exhibit
          10.200 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.20 Warrant to Purchase 18,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Astor Capital, Inc.; Warrant Agreement dated as of September 1, 1999, between Pollution Research and Control Corp. and Astor Capital, Inc. (Incorporated herein by reference to Exhibit 10.199 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.21 Warrant to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Maria Molinsky; Warrant Agreement dated as of September 13, 1999, between Pollution Research and Control Corp. and Maria Molinsky. (Incorporated herein by reference to Exhibit
          10.205 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.22 Warrant to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. issued to IIG Capital LLC; Warrant Agreement dated as of December 1, 1999, between Pollution Research and Control Corp. and IIG Capital LLC. (Incorporated herein by reference to Exhibit 10.201 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

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


     4.23 Agreement for Sale of Shares of Common Stock dated February 23, 2000, between Pollution Research and Control Corp. and Britannica Associates Limited.

     4.24 Warrant to Purchase 200,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Brittanica Associates Limited; Warrant Agreement dated as of February 23, 2000, between Pollution Research and Control Corp. and Brittanica Associates Limited. (Incorporated herein by reference to Exhibit 10.211 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.25 Warrant to Purchase 100,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Brittanica Associates Limited; Warrant Agreement dated as of February 23, 2000, between Pollution Research and Control Corp. and Brittanica Associates Limited. (Incorporated herein by reference to Exhibit 10.212 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.26 Warrant to Purchase 20,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Astor Capital, Inc.; Warrant Agreement dated as of February 23, 2000, between Pollution Research and Control Corp. and Astor Capital, Inc. (Incorporated herein by reference to Exhibit 10.213 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.27 Option to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. from February 25, 2000 Void After 5:00 P.M., Los Angeles Time, on February 25, 2002, of Anthony Reneau.

     4.28 Option to Purchase 14,500 Shares of Common Stock of Pollution Research and Control Corp. from March 22, 2000 Void After 5:00 P.M., Los Angeles Time, on March 22, 2002, of Mike Hamdan.

     4.29 Option to Purchase 14,500 Shares of Common Stock of Pollution Research and Control Corp. from March 22, 2000 Void After 5:00 P.M., Los Angeles Time, on March 22, 2002, of Paz Laroya.

     4.30 Option to Purchase 10,000 Shares of Common Stock of Pollution Research and Control Corp. from March 22, 2000 Void After 5:00 P.M., Los Angeles Time, on March 22, 2002, of Robert Klein.

     4.31 Warrant to Purchase 187,858 Shares of Common Stock of Pollution Research and Control Corp. issued to Ronald E. Patterson; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Ronald E. Patterson. (Incorporated herein by reference to Exhibit 10.218 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

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


     4.32 Warrant to Purchase 87,141 Shares of Common Stock of Pollution Research and Control Corp. issued to Phillip T. Huss; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Phillip T. Huss. (Incorporated herein by reference to Exhibit 10.217 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.33 Warrant to Purchase 46,875 Shares of Common Stock of Pollution Research and Control Corp. issued to Lee Sion; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Lee Sion (Incorporated herein by reference to Exhibit 10.219 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.34 Warrant to Purchase 33,333 Shares of Common Stock of Pollution Research and Control Corp. issued to Maria Molinsky; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Maria Molinsky. (Incorporated herein by reference to Exhibit
          10.224 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.35 Warrant to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Steven Sion; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Steven Sion. (Incorporated herein by reference to Exhibit
          10.220 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.36 Warrant to Purchase 25,000 Shares of Common Stock of Pollution Research and Control Corp. issued to William Richey; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and William Richey. (Incorporated herein by reference to Exhibit
          10.223 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.37 Warrant to Purchase 14,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Alan Talesnick; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Alan Talesnick. (Incorporated herein by reference to Exhibit
          10.222 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.38 Warrant to Purchase 10,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Patricia Cudd; Warrant Agreement dated as of March 31, 2000, between Pollution Research and Control Corp. and Patricia Cudd. (Incorporated herein by reference to Exhibit
          10.221 to the Annual Report on Form 10-KSB for the year ended December 31, 1999.)

     4.39 Option to Purchase 24,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Mark S. Rose; Option Agreement, dated as of May 27, 2000, between Pollution Research and Control Corp. and Mark
          S. Rose.

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


     4.40 Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Clare F. Rose; Option Agreement, dated as of May 27, 2000, between Pollution Research and Control Corp. and Clare F. Rose.

     4.41 Warrant to Purchase 100,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Astor Capital, Inc.; Warrant Agreement dated as of June 6, 2000, between Pollution Research and Control Corp. and Astor Capital, Inc.

     4.42 Option to Purchase 15,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Delta Capital Partners; Option Agreement, dated as of June 7, 2000, between Pollution Research and Control Corp. and Delta Capital Partners.

     4.43 Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Sean Rose; Option Agreement, dated as of June 17, 2000, between Pollution Research and Control Corp. and Sean Rose.

     4.44 Option to Purchase 8,000 Shares of Common Stock of Pollution Research and Control Corp. issued to Sean Rose; Option Agreement, dated as of June 24, 2000, between Pollution Research and Control Corp. and Sean Rose.

     4.45 Warrant to Purchase 250,000 Shares of Common Stock of Pollution Research and Control Corp. from October 20, 2000 Void after 5:00 P.M., Los Angeles Time, on October 20, 2003, issued to East West Network Group Co.

     4.46 Investor Relations Agreement Made by and between Pollution Research and Control Corp. and East West Network Group dated October 20, 2000.

     4.47* Stock Purchase Warrant to Purchase 60,000 Shares of Common Stock of
          Pollution Research and Control Corp., issued to IIG Equities Opportunities Fund Ltd.

     4.48* Option to Purchase 100,000 Shares of Common Stock of Pollution
          Research and Control Corp. from December 22, 2000 Void after 5:00 P.M., Los Angeles Time, on December 21, 2003, issued to Steven Sion.

     4.49* Consulting Agreement dated January 4, 2001, between Pollution
          Research and Control Corp. and Silverline Partners, Inc.

     4.50* $500,000 Face Amoount 12% Subordinated Convertible Debenture due
          February 22, 2001, granted to Brittanica Associates Limited.

     5.0* Opinion and Consent of Cudd & Associates.

     23.1* Consent of Cudd & Associates (included in Exhibit 5.0 hereto).

     23.2* Consent of A.J. Robbins, P.C., Certified Public Accountants and
          Consultants, independent auditors.

------------------

     *Filed herewith.

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